Exhibit 3.18

OPERATING AGREEMENT
OF

__________________, LLC

     THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) is made and entered into this                    day of                    , 20                   , by and between                                                          , a                                      , and                                       , a                                      (individually, “Member”; collectively, the “Members”)

EXPLANATORY STATEMENT

     The parties to this Agreement, desiring to form a limited liability company pursuant to the provisions of the Maryland Limited Liability Company Act (the “Act”), hereby constitute themselves a limited liability company for the purposes and on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, it is mutually agreed by and between the parties as follows:

     1. Formation and Name. The parties to this Agreement agree to and do hereby form a limited liability company under the name “                                      ” (the “Company”), pursuant to the provisions of the Act and this Agreement. Upon the execution hereof, the Members hereby authorize, approve and ratify                                       ’s executing and filing the Articles of Organization attached hereto as Exhibit “B” with the State Department of Assessments and Taxation of Maryland (“SDAT”).

     2. Principal Office and Resident Agent. The principal office of the Company shall be located at                                                                             . The name and address of the resident agent of the Company is CSC-Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore, Maryland 21202.

     3. Purposes. The purposes for which the Company are formed are (a) to purchase, acquire, buy, sell, transfer, own, trade in, hold, develop, improve, finance, lease, manage, and otherwise deal with real property, personal property and entities owning real or personal property, and to do any and all things necessary, convenient, or incidental to that purpose and (b) to have and exercise all powers now or hereafter conferred by the laws of the State of Maryland on limited liability companies formed pursuant to the Act.

     4. Term. The Company shall have a term beginning on the date the original Articles of Organization were filed and received for recordation by the SDAT, and shall continue in full

force and effect until                                       , unless sooner terminated pursuant to the further terms of this Agreement.

     5. Members and Percentage Interest. The names, addresses, and designations of the Members of the Company are as set forth on Exhibit “A” attached to and made a part of this Agreement. Each Member shall have a percentage interest (“Interest” or “Percentage of Interest”) in the Company as set forth opposite the Member’s name on Exhibit “A”. New members may be admitted to the Company upon the consent of all the Members and on such terms and conditions as shall be agreed upon by all of the Members and any new Members.

     6. Capital and Loans.

          6.1. The Members have made initial capital contributions in cash to the Company as set forth on Exhibit “A”.

          6.2. No additional Capital Contributions have been agreed to be made by any Member. The Members may make additional contributions and/or loans to the Company at such time or times, and upon such conditions, as the Members may determine.

          6.3. The Members shall arrange third-party or Member financing for the Company on terms consistent with its purposes, goals and objectives.

          6.4. The provisions of this Section 6 are not intended to be for the benefit of any creditor or person (other than a Member in his or its capacity as Member) to whom any debts, liabilities or obligations are owed by, or who otherwise has a claim against, the Company or any of the Members. No such creditor or other person shall obtain any right or make any claim in respect of any debt, liability or obligation, or otherwise, against the Company or any of its Members.

     7. Capital Accounts. An individual Capital Account shall be maintained for each Member as provided in Section 8 hereof.

     8. Profits, Losses and Distributions.

          8.1. Defined Terms. For purposes of this Agreement, the following terms shall have the meaning specified unless the context otherwise requires:

               A. Adjusted Capital Contributions - “Adjusted Capital Contributions” means, for each Member, such Member’s Capital Contributions to the Company, reduced (but not below zero) by the amount of cash and the fair market value of any other asset distributed to such Member pursuant to Section 8.3.C. and Section 8.4 hereof.

               B. Available Cash - “Available Cash” means, with respect to any taxable year of the Company, at the time of determination, the Company’s cash reduced by such amounts as the Members shall deem reasonably necessary to meet reasonably anticipated expenditures or liabilities of the Company, including, but not limited to, debts to Members who are creditors of the Company and reserves for replacements and capital improvements for which adequate provision has not otherwise been made in the reasonable judgment of the Members. Available Cash shall not include proceeds from Capital Transactions.

               C. Capital Account - “Capital Account” means, as to any Member, the Capital Contribution actually made by that Member, plus all Profit allocated to that Member, and minus the sum of (i) all Loss allocated to that Member, (ii) the amount of cash and the fair market value of any other asset distributed to that Member (net of liabilities, assumed or taken subject to by such Member), and (iii) such Member’s distributive share of all other expenditures of the Company not deductible in computing its taxable income and not properly chargeable as additions to the basis of Company property. Each Member’s Capital Account shall be determined and maintained in accordance with the Treasury Regulations adopted under Section 704(b) of the Code. Any questions concerning a Member’s Capital Account shall be resolved by applying principles consistent with this Agreement and the Treasury Regulations adopted under Section 704 of the Code in order to ensure that all allocations to the Members will have substantial economic effect or will otherwise be respected for federal income tax purposes.

               D. Capital Contribution - “Capital Contribution” means the total amount of cash and the fair market value (net of liabilities assumed or taken subject to by the Company) of any other assets contributed to the Company by a Member.

               E. Capital Proceeds - “Capital Proceeds” means the gross receipts received by the Company from a Capital Transaction.

               F. Capital Transaction - “Capital Transaction” means the sale, exchange, financing, refinancing, condemnation, casualty or other disposition of all, or substantially all of the assets of the Company.

               G. Code - “Code” means the Internal Revenue Code of 1986, as amended, or any corresponding Section of any succeeding law.

               H. Minimum Gain - “Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(d). Minimum Gain shall be computed separately for each Member, applying principles consistent with both the foregoing definition and the Treasury Regulations promulgated under Section 704 of the Code.

               I. Negative Capital Account - “Negative Capital Account” means a Capital Account with a balance less than zero.

               J. Positive Capital Account - “Positive Capital Account” means a Capital Account with a balance greater than zero.

               K. Profit and Loss - “Profit and Loss” means for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss).

               L. Restoration Amount - “Restoration Amount” means with respect to each Member (a) the Member’s share of Minimum Gain, and (b) any amount which the Member is unconditionally required under this Agreement or by law to contribute to the Company to restore the Member’s Negative Capital Account balance under Section 8.4 hereof.

          8.2. Allocation of Profit or Loss from Operations and Distributions of Available Cash.

               A. Available Cash. For any taxable year of the Company, Available Cash shall be distributed to the Members in proportion to their respective Percentages of Interest.

               B. Profit or Loss. For any taxable year of the Company, Profit or Loss (other than Profit or Loss resulting from a Capital Transaction, which Profit or Loss shall be allocated in accordance with the provisions of Sections 8.3.A and 8.3.B) shall be allocated to the Members in proportion to their respective Percentages of Interest.

               C. Special Allocations. Notwithstanding any other provision to the contrary in this Agreement, the special allocation provisions of Exhibit “C” attached hereto shall apply.

               D. Designation of Tax Matters Partner.                     is hereby designated as the “Tax Matters Partner” and shall make all final determinations on matters of taxation and tax planning under this Agreement.

          8.3. Allocation of Profit or Loss from a Capital Transaction and Distribution of Capital Proceeds.

               A. Profit. Profit from a Capital Transaction shall be allocated as follows:

                    (1) If one or more Members has a Negative Capital Account, Profit from a Capital Transaction shall be allocated first to those Members, in proportion to their Negative Capital Accounts, until all Negative Capital Accounts have been increased to zero; then

                    (2) Any remaining Profit not allocated pursuant to Section 8.3.A(1) shall be allocated to the Members in proportion to their respective Percentages of Interest.

               B. Loss. Loss from a Capital Transaction shall be allocated as follows:

                    (1) If one or more Members has a Positive Capital Account, Loss from a Capital Transaction shall be allocated first to those Members, in proportion to their Positive Capital Accounts, until all Positive Capital Accounts have been reduced to zero; then

                    (2) Any remaining Loss not allocated to reduce Positive Capital Accounts to zero pursuant to Section 8.3.B(1) shall be allocated to the Members in proportion to their respective Percentages of Interest.

               C. Capital Proceeds. Distributions of net Capital Proceeds (after repayment of all debts and liabilities of the Company, including loans from Members, and the establishment of any reserves that the Members deem necessary) shall be made in the following order of priorities:

                    (1) First, to each Member, pro rata in proportion to each Member’s Adjusted Capital Contributions, an amount of cash equal to the amount of that Member’s respective Adjusted Capital Contributions; then

                    (2) If one or more Members has a Positive Capital Account before any further allocation of Profit pursuant to Section 8.3.A(2), to those Members, pro rata in proportion to and to the extent of their respective Positive Capital Account balances; and then

                    (3) The balance to the Members in proportion to their respective Percentages of Interest.

          8.4. Liquidation or Dissolution.

               A. In the event the Company is liquidated or dissolved, the assets of the Company shall be distributed, after taking into account the allocations of Profit or Loss pursuant to Sections 8.2 or 8.3, if any, to the Members in accordance with the provisions of Section 8.3.C hereof.

               B. No Member shall be obligated to restore a Negative Capital Account at any time.

          8.5. General.

               A. The timing and amount of all distributions shall be as determined by the Members.

               B. If any assets of the Company are distributed to the Members in kind, those assets shall be valued on the basis of their fair market value, and any Member entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Members so entitled. The fair market value of the assets distributed in kind shall be determined by an independent appraiser selected by the Members. Based upon the fair market value, the Profit or Loss for each unsold asset shall be determined as if that asset had been sold at its fair market value, and the Profit or Loss shall be allocated as provided in Section 8.3 and shall be properly credited or charged to the Capital Accounts of the Members prior to the distribution of the assets in liquidation pursuant to Section 8.4.

               C. For each taxable year, all Profit and Loss of the Company shall be allocated at and as of the end of that taxable year.

               D. Except as otherwise provided in this Section 8.5.D, all Profit and Loss shall be allocated, and all distributions of cash shall be distributed, as the case may be, to the persons shown on the records of the Company to have been Members as of the last day of the taxable year for which that allocation or distribution is to be made. Unless the Members agree to separate the Company’s fiscal year into segments, if the Company admits a new member to the Company or if a Member sells, exchanges or otherwise disposes of all or any portion of the Member’s Interest to any person who, during that taxable year, is admitted as an additional or substitute member, the Profit and Loss shall be allocated between the transferor and the transferee on the basis of the number of days of the taxable year in which each was a Member; provided, however, that in the event of a Capital Transaction or any other extraordinary non-recurring items of the Company, Profit, Loss and distributions shall be allocated to the Members shown on the records of the Company as of the date of such event.

               E. The methods set forth above by which Profit, Loss, and distributions are allocated, apportioned, and paid are hereby expressly consented to by each Member as an express condition to becoming a Member. Upon the advice of the outside accountants or of legal counsel to the Company, this Section 8 may be amended to comply with the Code and the regulations promulgated under Section 704 of the Code; provided, however, that no such amendment shall become effective without the consent of those Members who would be materially or adversely affected thereby.

     9. Management.

          9.1. The Members, by majority vote (by Percentage of Interest), acting jointly, shall have the right to manage the business of the Company, including, but not limited to encumbering, pledging, conveying and otherwise dealing with any or all of the property of the Company, borrowing funds (and executing confessed judgment notes in connection therewith) and operating the Company business.

          9.2. The Members may, from time to time, designate a persons or entities (who may be a Members) to act as the General Manager or General Mangers of the Company, in which event the following provisions shall apply:

               (a) The General Manager shall act at the direction and authorization of the Members. When so directed and authorized, the General Manager shall have the power to execute, for and on behalf of the Company, any and all documents and instruments which may be necessary or desirable to carry on the business of the Company, including, without limitation, any and all deeds, contracts, assignments, leases, mortgages, deeds of trust, promissory notes, security agreements, and financing statements pertaining to the Company’s assets or obligations.

               (b) The General Manager shall have physical possession of the books and records of the Company, shall give such notices, reports and advice to the Members as may, from time to time, be required or deemed advisable, and shall perform the necessary ministerial functions of the Company.

          9.3. The Members hereby designate                                      to be the General Manager.

     10. Restrictions on Members. No Member, without the prior written consent of all other Members, shall sell, assign, transfer, mortgage, or pledge the Member’s Interest in the Company. No Member, without the prior written consent of all Members, and no General Manager without the prior written consent of all Members, shall:

          (a) Assign, transfer, pledge, compromise, or release any claim of the Company except for full payment, or arbitrate or consent to the arbitration of any disputes or controversies involving the Company.

          (b) Use the name, credit or property of the Company for any purpose other than a proper Company purpose;

          (c) Expand the business of the Company;

          (d) Cause the merger of the Company with or into any other business entity; or

          (e) Do any act in conflict with the Company business or which would make it impossible to carry on that business.

     11. Substitute Members. No Member shall have the right to grant the right to become a substitute Member to an assignee of any part of its Interest, except with the prior written consent of all of the other Members.

     12. Withdrawal. Prior to the dissolution and winding up of the business of the Company, no Member may voluntarily withdraw from the Company except with the prior written consent of all of the Members.

     13. Dissolution. The Company shall be dissolved upon the happening of any of the following events: (a) upon the expiration of its term as set forth in Section 4 hereof; (b) upon the unanimous written agreement of all Members; and (c) upon the withdrawal, bankruptcy or dissolution of a Member, or the occurrence of any other event which terminates the continued membership of a Member in the Company, unless all of the remaining Members, within ninety (90) days after the event or occurrence, unanimously elect to continue the business of the Company.

     14. Liquidation and Termination. Subject to any restrictions in agreements to which the Company is a party, the Company shall be terminated after dissolution if the remaining Members do not elect to continue the Company as provided in Section 13, above. In such event, the Members shall promptly liquidate and terminate the affairs of the Company by discharging all debts and liabilities of the Company and by distributing all assets in accordance with Section 8.4.

     15. Books and Records. Adequate accounting records of all Company business shall be kept and these shall be open to inspection by any of the Members at all reasonable times. The Company shall maintain its accounting records and shall report for income tax purposes on the cash or accrual method of accounting, as determined by the Members. Within seventy-five (75) days after the end of each taxable year and at the expense of the Company, the Members or General Manager, as the case may be, shall cause to be prepared a complete accounting of the affairs of the Company, together with whatever appropriate information is required by each Member for the purpose of preparing such Member’s income tax return for that year, which accounting and information shall be furnished to each Member. At the request of any Member, the General Manager shall cause an annual audit of the Company’s books to be conducted by Company accountants, and shall furnish each Member with a copy of such annual audit, including balance sheet, a statement of the Capital Accounts of the Company, and a statement of income, together with a certificate of said accountants covering the results of such audit. The cost of such audit shall be borne by the Member requesting the audit.

     16. Miscellaneous.

          16.1. Other Businesses of Members. The Company is one of several businesses in which the Members are active. It is not intended, therefore, that any of the Members will devote full-time effort to the Company, but it is understood that each of the Members shall use his commercially reasonable efforts to further the interests of the Company. However, nothing contained in this Agreement shall be construed as preventing a Member from engaging in any other business activity, including an activity that would compete with this Company.

          16.2. Contracts with Affiliates. The General Manager, may cause the Company to enter into a contract, agreement, lease or other arrangement for the furnishing to or by the Company of goods or services with the Members, or either of them, or with any party or entity related to or affiliated with them.

          16.3. Liability of the Members. No Member shall be liable, responsible or accountable in damages or otherwise to any other Member or to the Company for any act or omission performed or omitted by the Member except for acts of gross negligence or intentional wrongdoing.

          16.4. Indemnification. The Members shall be indemnified by the Company for any act or omission performed or omitted by them for which they are not liable pursuant to Section 17.3 above.

          16.5. Insurance. The Company shall endeavor to obtain liability or other insurance, payable to the Company (or as otherwise agreed by the Members), in order to protect the Company and the Members from the acts or omissions of each of the Members. Such insurance shall be an expense of the Company.

          16.6. Waiver of Partition. The Members hereby waive any right of partition or any right to take any other action that otherwise might be available to them for the purpose of severing their relationship with the Company or their interest in the assets held by the Company from the interest of the other Members.

          16.7. Binding Provisions. The covenants and agreements contained in this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of the respective parties to this Agreement.

          16.8. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement that are valid.

          16.9. Entire Agreement; Amendment. This Agreement constitutes the entire understanding and agreement among the parties with respect to the subject matter of this

Agreement, and supersedes all prior and contemporaneous agreements and understandings, inducements, or conditions, express or implied, oral or written, except as contained in this Agreement. This Agreement may not be amended or modified except with the consent of all Members, subject to the last sentence of Section 8.5.F.

          16.10. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

          16.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same instrument, binding on the Members. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Members acknowledge under seal that this Agreement is their act, and further acknowledge under penalty of penury, to the best of their knowledge, information, and belief, that the matters and facts set forth herein are true in all material respects, and that they have executed this Agreement the day and year first above written.

WITNESS:

By:	(SEAL)

Name:

Title:

By:	(SEAL)

Name:

Title: